September 17, 2004

To the Shareholders of OFC Distribution Corporation
(Formerly Oxford Finance Corporation),

     We are pleased to announce that the Board of Director’s of OFC Distribution Corporation (the “Company”) today declared a special distribution of $0.35 per share payable on September 24, 2004 to record holders as of September 17, 2004.

     This represents the final distribution of proceeds from the sale of our assets to Sumitomo Corporation of America, which closed on June 1, 2004. Total distributions from the proceeds of the sale of our assets totaled $9.60 per share. This amount was paid out in three separate distributions: $8.25 per share on June 11, 2004; $1.00 per share on July 2, 2004; and lastly $0.35 per share payable on September 24, 2004. Based on the Company’s book value at the time of the asset sale, these distributions are classified as an $8.75 return of capital and an $0.85 long-term capital gain distribution. Prior to the end of September 2004, the Company will be dissolving its incorporation with the state of Maryland and withdrawing its registration with the Securities and Exchange Commission, as approved by the shareholders May 28, 2004. Accordingly, shares of common stock will subsequently be considered null and void. Shareholders who hold their shares through brokerage accounts can make a request directly to their brokers to have the shares removed from their portfolio records.

     Following this final distribution and dissolution, the Company will cease to exist. There will be no further communications concerning OFC Distribution Corporation.

     Please do not hesitate to contact us at 703-519-4900 with any questions or comments.

Sincerely,

J. Alden Philbrick, IV
President and Chief Executive Officer